Tollgrade Communications, Inc. Management Incentive Compensation Plan Appendix I for Award Year 2010	Exhibit 10.1
APPENDIX I
for
AWARD YEAR 2010
Set forth in this Appendix I are the Financial Performance and other criteria to be applied in determining the amounts of Incentive Bonus Awards to be paid to Participants under the Plan for the 2010 Award Year (the “2010 Bonus Program”). Capitalized terms used and not otherwise defined in this Appendix I shall have the meanings assigned to such terms in the Plan.
     1. Participation Percentages and Target Bonus Amounts. For Award Year 2010, the target cash Incentive Bonus Award amount for each participant (the “Target Bonus Amount”) will be calculated based on a percentage of such participant’s Salary. Percentages applicable to each Participant will be communicated to each Participant, and the record of participation percentages applicable to Participants under the 2010 Bonus Program will be maintained in the Company’s confidential Human Resources files.
     2. Financial Performance Thresholds Established. The payment of Incentive Bonus Awards, and the amount of any such awards paid, under the 2010 Bonus Program will be subject to the satisfaction of performance thresholds associated with Adjusted EBITDA, revenue, and individual performance objectives for 2010 (“Performance Thresholds”). As used herein, “Adjusted EBITDA” means earnings before income, taxes, depreciation and amortization, adjusted to exclude the effects of any proposed or completed merger and acquisition activities, and any severance or restructuring charges. The Committee has approved three levels of Performance Thresholds for Adjusted EBITDA and revenue (low, medium, and high).
     3. Composition of Awards. Under the 2010 Bonus Program, seventy percent (70%) of the bonus amount paid to each Participant will be subject to satisfaction of the thresholds established for Adjusted EBITDA, ten percent (10%) of the bonus amount paid will be subject to satisfaction of the thresholds established for revenue, and the remaining twenty percent (20%) of the bonus amount paid will be subject to satisfaction of individual performance objectives, as established by the participant’s supervisor and approved by the Company’s VP, Human Resources, consistent with the Company’s strategic objectives. Amounts payable for individual performance objectives may be prorated based on partial satisfaction of those objectives, as determined by the Company in its sole discretion. In any event, no bonuses will be paid unless at least the lowest Performance Threshold for Adjusted EBITDA is met.
     4. Calculation of Individual Incentive Bonus Award Amounts. Actual Incentive Bonus Award amounts paid to Participants under the 2010 Bonus Program will be scaled based on actual Company performance as compared with the Performance Thresholds, as follows:
     (a) Adjusted EBITDA
     (i) Low Threshold. If the Company meets the low threshold target for Adjusted EBITDA, each participant would be eligible to receive 50% of the portion of Target Bonus Amount attributable to satisfaction of that Performance Threshold, as well as 50% of the Target Bonus Amount attributable to the satisfaction of individual performance objectives.
     (ii) Medium Threshold. If the Company meets the medium threshold target for Adjusted EBITDA, each non-executive participant would be eligible to receive 100% of the portion of Target

Tollgrade Communications, Inc.
Management Incentive Compensation Plan
Appendix I for Award Year 2010
Bonus Amount attributable to satisfaction of that Performance Threshold, as well as 100% of the Target Bonus Amount attributable to the satisfaction of individual performance objectives. Each executive participant would be eligible to receive 60% of the portion of Target Bonus Amount attributable to satisfaction of that Performance Threshold, as well as 60% of the Target Bonus Amount attributable to satisfaction of individual performance objectives.
     (iii) High Threshold. If the Company meets the high threshold target for Adjusted EBITDA, each participant would be eligible to receive 100% of the portion of Target Bonus Amount attributable to satisfaction of that Performance Threshold, as well as 100% of the portion of Target Bonus Amount attributable to the satisfaction of individual performance objectives. The foregoing percentages may be increased to 150% or 200% for certain senior managers and executive Participants. Employees eligible to receive the higher percentages will be notified and a record of such employees will be maintained in the Company’s confidential Human Resources files.
If the Company’s actual Adjusted EBITDA for 2010 falls between threshold levels, bonus amounts attributable to satisfaction of the Adjusted EBITDA Performance Threshold and to individual performance objectives will be prorated accordingly.
     (b) Revenue
     (i) Low Threshold. Provided the Company has attained at least the low threshold for Adjusted EBITDA (a condition to the payment of any bonus under the 2010 Bonus Program), if the Company meets the low threshold target for revenue, each participant would be eligible to receive 50% of the portion of Target Bonus Amount attributable to satisfaction of that Performance Threshold.
     (ii) Medium Threshold. Provided the Company has attained at least the low threshold for Adjusted EBITDA (a condition to the payment of any bonus under the 2010 Bonus Program), if the Company meets the medium threshold target for revenue, each non-executive participant would be eligible to receive 100% of the portion of Target Bonus Amount attributable to satisfaction of that Performance Threshold, and each executive participant would be eligible to receive 60% of the portion of Target Bonus Amount attributable to satisfaction of that Performance Threshold.
     (iii) High Threshold. Provided the Company has attained at least the low threshold for Adjusted EBITDA (a condition to the payment of any bonus under the 2010 Bonus Plan), if the Company meets the high threshold target for revenue, each participant would be eligible to receive 100% of the portion of Target Bonus Amount attributable to satisfaction of that Performance Threshold. The foregoing percentages are increased to 150% for certain senior managers and to 200% for executive participants (including the principal executive officer and the principal financial officer) for attainment of the high threshold target. Employees eligible to receive the higher percentages will be notified and a record of such employees will be maintained in the Company’s confidential Human Resources files.
If the Company’s actual revenue for 2010 falls between threshold levels, bonus amounts attributable to the revenue Performance Threshold will be prorated accordingly.